Exhibit 99.1

Mateon Therapeutics Announces Termination of FOCUS Study in Ovarian Cancer and Restructuring to

Prioritize OXi4503 for AML

• Company to terminate FOCUS study due to lack of clear efficacy signal in the third interim analysis

• Company to reduce headcount, concentrate on OXi4503 for acute myeloid leukemia (AML)

SOUTH SAN FRANCISCO, Calif. – September 26, 2017 – Mateon Therapeutics, Inc. (OTCQX:MATN), a biopharmaceutical company developing vascular disrupting agents (VDAs) for the treatment of orphan oncology indications, today announced results from its third scheduled interim analysis of the phase 2/3 FOCUS study evaluating CA4P in combination with bevacizumab (Avastin®) and physician’s choice chemotherapy in patients with platinum-resistant ovarian cancer.

FOCUS was designed to evaluate whether the addition of CA4P improved progression-free survival (PFS), the primary endpoint of the study, as well as objective response rate (ORR) and other measures. All patients enrolled in the FOCUS study received either CA4P or placebo plus the current standard-of-care for platinum-resistant ovarian cancer: bevacizumab (Avastin®) and chemotherapy. The current analysis is based on initial results from the first 70 patients in the study who have been treated for at least two months or discontinued from the trial. A total of 91 patients were enrolled in FOCUS.

Efficacy Results

ORR data is summarized in the table below.

	CA4P	Control
Complete Response	0 (0%)	0 (0%)
Partial Response	8 (23.5%)	13 (36.1%)
Stable Disease	16 (47.1%)	17 (47.2%)
Progressive Disease	5 (14.7%)	3(8.3%)
Not Evaluable	5 (14.7%)	3(8.3%)

PFS, the primary endpoint of the study, favored the CA4P group, with a 32 day increase in median PFS for the patients receiving CA4P compared to patients receiving control (202 days vs. 170 days; HR=0.844; p=0.688). Progression events are available from 24 of 70 (34.3%) patients: 12 patients (35.3%) in the CA4P arm and 12 (33.3%) patients in the control arm progressed or died while in the study.

Due to the lack of a meaningful improvement in PFS, combined with the unfavorable partial response data, the company does not believe that continuation of the study is appropriate. Therefore, Mateon is immediately terminating the FOCUS Study and further development of CA4P. Mateon will continue to support investigator-sponsored studies and preclinical studies in combination with immuno-oncology agents.

“We are clearly disappointed that CA4P did not show a clinically meaningful benefit when it was added to the current standard of care in platinum-resistant ovarian cancer,” said William D. Schwieterman, M.D., President and Chief Executive Officer. “I want to thank our investigators and advisors, as well as the patients that we treated, for their efforts to advance future cancer care. These external participants, along with our internal team, did a great job planning and executing the study, but the outcome is clear, and unfortunately negative.”

Safety Results

The safety profile of CA4P was favorable. Similar to prior analyses, most patients receiving CA4P experienced transient increases in blood pressure compared to the control arm. Other adverse events occurring more often in the CA4P arm than in the control arm included: hypertension, fatigue, nausea, vomiting, and abdominal pain. Most adverse events were mild or moderate in severity, with blood pressure increase being the only adverse event with a significant increase in Grade 3 or above (29.4% in CA4P arm versus 5.6% in control). Six patients in the treatment arm (17.6%) withdrew from the study for adverse events compared to three in the control arm (8.3%).

Reduction in Expenses

Given the company’s limited financial resources, Mateon is implementing various near-term cost reduction measures, which include a significant reduction in personnel, representing a decrease in the company’s workforce of approximately 60% since the beginning of the year. The remaining members of the senior management team will take 50% salary reductions, effective immediately.

“We assembled a great team that, within the last two years, has planned, initiated and completed the FOCUS Study ahead of schedule. The team has also planned, initiated and completed five cohorts of an on-going OXi4503 study for relapsed/refractory AML. With the company’s needs now very different, it is disheartening to terminate most of these employees following their solid work performances,” concluded Dr. Schwieterman. “Going forward, our immediate focus is to obtain value from our OXi4503 program in AML, which, within the last two months, has shown clear positive clinical outcomes in relapsed/refractory patients. As always, we are exploring all options for additional fundraising and adding value for our stockholders, which includes continuing to look for buyers for any or all of our assets.”

About Mateon

Mateon Therapeutics, Inc. is a biopharmaceutical company seeking to realize the full potential of vascular targeted therapy (VTT) in oncology. Mateon is committed to leveraging its intellectual property and its product development expertise to enable VTT to realize its true potential and to bring much-needed new therapies to cancer patients worldwide.

Safe Harbor Statement

Certain statements in this news release, including, but not limited to, safety and efficacy of CA4P and OXi4503, future clinical trial results, the potential significance of the data and the company’s need for additional funding in the near term are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They can be affected by inaccurate assumptions Mateon might make or by known or unknown risks and uncertainties, including, but not limited to: the sufficiency of the Company’s cash resources to conduct and complete future clinical and pre-clinical trials; the uncertainties as to the future success of ongoing and planned clinical trials; and the unproven safety and efficacy of products under development or that may be developed in the future. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in Mateon’s reports to the Securities and Exchange Commission, including Mateon’s reports on Forms 10-Q, 8-K and 10-K. However, Mateon undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise.

CONTACTS

Investors:

Mateon Therapeutics, Inc.

Matthew M. Loar

ir@mateon.com

650-635-7000

Media:

JPA Health Communications

Nic DiBella

nic@jpa.com

617-945-5183